Exhibit 10.17

REVOLVING LINE OF CREDIT NOTE

$2,000,000.00	Minneapolis, Minnesota
September 28, 2006

        FOR VALUE RECEIVED, the undersigned UNITED FINANCIAL CORP. (“Borrower”) promises to pay to the order of WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”) at its office at Correspondent Banking Minnesota, 90 S 7th Street, Minneapolis, Minnesota 55402, or at such other place as the holder hereof may designate, in lawful money of the United States of America and in immediately available funds, the principal sum of Two Million Dollars ($2,000,000.00), or so much thereof as may be advanced and be outstanding, with interest thereon, to be computed on each advance from the date of its disbursement as set forth herein.

INTEREST:

        (a)       Interest.   The outstanding principal balance of this Note shall bear interest (computed on the basis of a 360-day year, actual days elapsed) at a rate per annum one and one-half percent (1.50%) above the Fed Funds Rate in effect from time to time. The term “Fed Funds Rate” means a fluctuating interest rate per annum set by Bank at approximately noon each business day as the rate at which funds are offered to Bank by Federal funds brokers. Borrower understands and agrees that Bank may base its quotation upon recognized market sources, including such quotes as are received by Bank from Federal funds brokers of recognized standing selected by it.

        (b)       Payment of Interest.   Interest accrued on this Note shall be payable on the last day of each March, June, September and December, commencing September 30, 2006.

        (c)       Default Interest.   From and after the maturity date of this Note, or such earlier date as all principal owing hereunder becomes due and payable by acceleration or otherwise, the outstanding principal balance of this Note shall bear interest until paid at an increased rate per annum (computed on the basis of a 360-day year, actual days elapsed) equal to four percent (4%) above the rate of interest from time to time applicable to this Note.

BORROWING AND REPAYMENT:

        (a)       Borrowing and Repayment.   Borrower may from time to time during the term of this Note borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions of this Note and of any document executed in connection with or governing this Note; provided however, that the total outstanding borrowings under this Note shall not at any time exceed the principal amount stated above. The unpaid principal balance of this obligation at any time shall be the total amounts advanced hereunder by the holder hereof less the amount of principal payments made hereon by or for Borrower, which balance may be endorsed hereon from time to time by the holder. The outstanding principal balance of this Note shall be due and payable in full on September 28, 2007.

        (b)       Advances.   Advances hereunder, to the total amount of the principal sum stated above, may be made by the holder at the oral or written request of (i) Kurt R. Weise, any one acting alone, who is authorized to request advances and direct the disposition of any advances until written notice of the revocation of such authority is received by the holder at the office designated above, or (ii) any person, with respect to advances deposited to the credit of any deposit account of Borrower, which advances, when so deposited, shall be conclusively presumed to have been made to or for the benefit of Borrower regardless of the fact that persons other than those authorized to request advances mat have authority to draw against such account. The holder shall have no obligation to determine whether any person requesting an advance is or has been authorized by Borrower.

        (c)       Application of Payments.   Each payment made on this Note shall be credited first, to any interest then due and second, to the outstanding principal balance hereof.

EVENTS OF DEFAULT:

        This Note is made pursuant to and is subject to the terms and conditions of that certain Credit Agreement between Borrower and Bank dated as of October 30, 2002, as amended from time to time (the :Credit Agreement”). Any default in the payment or performance of any obligation under this Note, or any defined event of default under the Credit Agreement, shall constitute an “Event of Default” under this Note.

MISCELLANEOUS:

        (a)       Remedies.   Upon the occurrence of any Event of Default, the holder of this Note, at the holder’s option, may declare all sums of principal and interest outstanding hereunder to be immediately due and payable without presentment, demand, notice of nonperformance, notice of protest, protest or notice of dishonor, all of which are expressly waived by Borrower, and the obligation, if any, of the holder to extend any further credit hereunder shall immediately cease and terminate. Borrower shall pay to the holder immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys’ fees (to include outside counsel fees and all allocated costs of the holder’s in-house counsel), expended or incurred by the holder in connection with the enforcement of the holder’s rights and/or the collection of any amounts which become due to the holder under this Note, and the prosecution or defense of any action in any way related to this Note, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to Borrower or any other person or entity.

        (b)       Obligations Joint and Several.   Should more than one person or entity sign this Note as a Borrower, the obligations of each such Borrower shall be joint and several.

        (c)       Governing Law.   This Note shall be governed by and construed in accordance with the laws of the State of Minnesota.

        IN WITNESS WHEREOF, the undersigned has executed this Note as of the date first written above.

UNITED FINANCIAL CORP.

By:	/s/ Kurt R. Weise
Kurt R. Weise
Title:	Chairman